Exhibit 4.02

DIMON INCORPORATED

AND

SUNTRUST BANK,

as TRUSTEE

7 3/4% SENIOR NOTES DUE 2013

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 22, 2005

Supplementing the Indenture

dated May 30, 2003

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 22, 2005, between DIMON Incorporated, a Virginia corporation (the “Company”), and SunTrust Bank, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 30, 2003 (the “Indenture”), providing for the issuance of 7 3/4% Senior Notes due 2013 (the “Notes”), as amended by the First Supplemental Indenture, dated as of November 1, 2004;

WHEREAS, Section 9.2 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture without notice to any holder but with the written consent of the holders of at least a majority in principal amount of the outstanding Notes, subject to certain limitations therein set forth;

WHEREAS, the Company has commenced a tender offer to purchase any and all Notes outstanding under the Indenture (the “Tender Offer”) and a solicitation of consents (the “Consent Solicitation”) to amend the Indenture as set forth herein (the “Proposed Amendments”);

WHEREAS, the Company has received consents (“Consents”) to the Proposed Amendments from Holders of at least a majority in principal amount of the outstanding Notes, which Consents shall become effective in accordance with the terms of the Tender Offer upon the Company’s acceptance for payment of the related Notes;

WHEREAS, the Company and the Trustee desire to execute this Supplemental Indenture to be effective at such time as the Company accepts for payment Notes tendered in the Tender Offer representing at least a majority in principal amount of the outstanding Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, the Company and the Trustee agree as follows:

1. Sections 3.4, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.19, 4.1, 10.1, 10.2, 10.3 and 10.4 of the Indenture are amended to be deleted in their entirety.

2. Clause (b) of Section 3.5 of the Indenture is amended to be deleted in its entirety.

3. Clauses (iii), (iv), (v), (vi) and (viii) of Section 6.1(a) of the Indenture are amended to be deleted in their entirety.

4. Clauses (ii), (iii) and (v) of Section 8.2 of the Indenture are amended to be deleted in their entirety.

5. The Indenture is amended to delete all definitions or provisions from the Indenture where all references to such definitions or provisions in the Indenture are eliminated as a result of the other amendments set forth herein.

6. Except as modified herein, the Indenture, as heretofore supplemented and amended, is ratified and confirmed in all respects.

7. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Indenture.

8. This Supplemental Indenture shall become effective, without further action by the Company or the Trustee, at such time as the Company accepts for payment Notes tendered in the Tender Offer representing the Consents of at least a majority in principal amount of the outstanding Notes. If after the execution of this Supplemental Indenture, the Tender Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Tender Offer are not made on the Payment Date, this Supplemental Indenture shall be revoked, shall not become effective and shall be treated as if it had never been executed and delivered.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

DIMON INCORPORATED

By:	/s/ James A. Cooley
Name:	James A. Cooley
Title:	Senior Vice President - Chief Financial Officer

By:	/s/ Ritchie L. Bond
Name:	Ritchie L. Bond
Title:	Senior Vice President - Treasurer

Attest:

By:	/s/ B. Lynne Finney
Name:	B. Lynne Finney
Title:	Assistant Treasurer

SUNTRUST BANK

By:	/s/ Nancy C. Harrison
Name:	Nancy C. Harrison
Title:	Vice President

Attest:

By:	/s/ Craig A. Robinson
Name:	Craig A. Robinson
Title:	Trust Officer

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